Exhibit 10.1

Execution Version

PURCHASE AND SETTLEMENT AGREEMENT

This PURCHASE AND SETTLEMENT AGREEMENT (this “Agreement”), is made and entered into as of December 19, 2011, by and between Mattersight Corporation, a Delaware corporation (the “Company”), and TCV III (GP), TCV III (Q), L.P., TCV III, L.P., TCV III Strategic Partners, L.P., TCV IV, L.P. and TCV IV Strategic Partners, L.P. (collectively the “Sellers” and individually referred to as a “Seller”).

WHEREAS, the Sellers collectively own 1,872,805 shares (the “Shares”) of 7% Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Series B Stock”);

WHEREAS, the Company entered into that certain Acquisition Agreement dated as of March 17, 2011 providing for the sale of assets used in the Integrated Contact Solutions Business Unit (the “Asset Sale”) to a subsidiary of TeleTech Holdings, Inc.;

WHEREAS, the Company and the Sellers held differing views regarding the effect of the closing of the Asset Sale under the Certificate of Designations for the Series B Stock;

WHEREAS, the parties submitted their dispute to arbitration in the Court of Chancery of the State of Delaware (the “Arbitration”);

WHEREAS, the parties wish to settle the dispute and terminate the Arbitration;

WHEREAS, in connection with the settlement of the dispute and termination of the Arbitration, the Sellers wish to sell to the Company, and the Company wishes to purchase from the Sellers, the Shares, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, the parties hereby agree as follows:

1. Purchase and Sale

(a) Purchase Price. Upon the terms and subject to the conditions of this Agreement, the Sellers agree to sell the Shares to the Company, and the Company agrees to repurchase the Shares from the Sellers. The purchase price (the “Purchase Price”) payable in respect of each of the Shares shall equal the sum of (i) $5.10 per share plus an amount equal to the accrued but unpaid dividends on the Series B Stock as of the Closing Date (the “Per Share Cash Amount”) and (ii) $3.50 per share (the “Per Share Deferred Amount”), payable as follows:

(i) The aggregate Per Share Cash Amount shall be paid by the Company to the Sellers on the Closing Date in cash by wire transfer of immediately available funds to the account(s) designated prior to the Closing Date by the Sellers.

(ii) The aggregate Per Share Deferred Amount shall be paid by the Company through the execution and delivery to the Sellers on the Closing Date of promissory notes in the form attached hereto as Exhibit A (the “Notes”).

(b) Closing.

(i) Timing. The purchase and sale of the Shares shall occur on December 20, 2011 (the “Closing Date”).

(ii) Deliveries. On the Closing Date: (A) the Sellers shall deliver to the Company one or more original stock certificates representing the Shares, together with an original duly executed stock power for each stock certificate authorizing transfer of the Shares to the Company, in form and substance reasonably satisfactory to the Company; (B) the Company shall pay to each Seller its pro rata share of the aggregate Per Share Cash Amount, as set forth on Schedule I attached hereto; and (C) the Company shall deliver to each Seller an original duly executed Note, representing such Seller’s pro rata share of the aggregate Per Share Deferred Amount, as set forth in Schedule I attached hereto.

(c) Legend Removal. In the event any Seller requests that the Company remove the restrictive legends from the shares of common stock, par value $0.01 per share, of the Company owned by any such Seller as of the date hereof, the Company agrees to instruct the transfer agent to remove such legends upon receipt of an opinion of counsel to the Seller to the effect that the removal of such legends is in compliance with all applicable state and federal securities laws.

2. Representations of the Sellers. The Sellers severally represent and warrant to, and covenant and agree with, the Company as of the date hereof and as of the Closing Date, as follows:

(a) Power and Authority. The Sellers have all requisite power and authority to execute and deliver this Agreement and to perform their obligations under this Agreement.

(b) Binding Obligations. This Agreement constitutes the legal, valid, and binding obligation of the Sellers, enforceable against each Seller in accordance with its terms.

(c) No Violation. The execution, delivery, and performance of this Agreement by the Sellers does not and shall not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which any Seller is a party or any judgment, order, or decree to which any Seller is subject.

(d) Title. The Shares include all Series B Stock owned by the Sellers. The Sellers own beneficially and of record and have good and marketable title to the Shares as set forth on Schedule I hereto, free and clear of all liens, charges, claims, security agreements, equities, options, pledges, and encumbrances. On the Closing Date, the Company will acquire good title to the Shares, free and clear of all liens, charges, claims, security agreements, equities, options, pledges, and encumbrances.

(e) Acquisition of Notes Entirely for Own Account. The Notes are being issued to Sellers in reliance upon the Sellers’ representations to the Company, which by execution of this Agreement by the Sellers the Sellers hereby confirm, that the Notes to be acquired by the Sellers will be acquired for investment for each Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that each Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Sellers further represent that they do not presently have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to the Notes.

(f) Access to Information. The Sellers have had an opportunity to ask the Company and its officers questions and receive answers regarding the Company’s business, management, and financial affairs, and the terms and conditions of the purchase of the Shares, including the terms and conditions of the Notes, and have had full access to such other information concerning the Company and its operations and financial performance as the Sellers have requested. The Sellers acknowledge that they have completed to their satisfaction their own due diligence investigation with respect to all of the facts, laws, and circumstances material to this Agreement or any provision hereof.

(g) Restricted Securities. The Sellers understand that the Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Act”), by virtue of §4(2) of the Act and the provisions of Regulation D promulgated thereunder which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Sellers’ representations as expressed herein. The Sellers understand that the Notes are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Sellers must hold the Notes indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Sellers acknowledge that the Company has no obligation to register or qualify the Notes for resale. The Sellers further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Notes, and requirements relating to the Company which are outside of the Sellers’ control, and which the Company is under no obligation and may not be able to satisfy.

(h) No Public Market. The Sellers understand that no public market now exists for the Notes, and that no public market may ever exist for the Notes.

(i) Legends. The Sellers understand that the Notes, and any securities issued in respect of or exchange for the Notes, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. IN ADDITION, THE TRANSFERABILITY OF THE SECURITIES REPRESENTED HEREBY IS RESTRICTED AS SET FORTH IN SECTION 3 HEREOF.

(j) Accredited Investor. Each of the Sellers is an “Accredited Investor” as defined in Rule 501(a) of Regulation D of the Securities and Exchange Act of 1934, as amended.

(k) Sophisticated Party. Each of the Sellers (i) is a sophisticated entity with respect to the sale of the Shares and receipt of the Notes, (ii) has adequate information concerning the business and financial condition of Company to make an informed decision regarding the sale of the Shares and receipt of the Notes and (iii) has independently and without reliance upon the Company, and based on such information as each Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Sellers have relied upon the Company’s express representations, warranties, covenants, agreements, and indemnities in this Agreement. The Sellers acknowledge that the Company has not given the Sellers any investment advice, credit information, or opinion on whether the sale of the Shares or receipt of the Notes are prudent.

3. Representations of the Company.

The Company represents and warrants to, and covenants and agrees with the Sellers, as of the date hereof and as of the Closing Date as follows:

(a) Corporate Power and Authority. The Company has all requisite corporate power and authority, and has obtained all approvals and consents required to enter into, to execute and deliver this Agreement and the Notes, and to perform its obligations under this Agreement and the Notes. The Board of Directors of the Company has duly approved this Agreement and the Notes and has duly authorized the execution, delivery and performance of this Agreement and the Notes. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the Notes by the Company, and the consummation of the transactions contemplated hereby or thereby.

(b) Binding Obligations. This Agreement constitutes, and upon its execution and delivery by the Company, each of the Notes will constitute, a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(c) No Violation. The execution, delivery, and performance of this Agreement and the Notes by the Company does not and shall not (a) conflict with, violate, or cause a breach of, (b) constitute a default under or give any person or entity the right to exercise any remedy under or to accelerate the maturity or performance of or to cancel, terminate or modify, or (c) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, the provisions of the certificate of incorporation or bylaws of the Company or any agreement, contract, or instrument to which the Company is a party or by which any of its assets or bound or by which any of its assets are affected, or any applicable law, statute, rule or regulation, or any judgment, order, or decree to which the Company is subject.

(d) Proceedings. There is no pending or threatened action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) against the Company that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions hereunder.

(e) Certain Transactions. The Company is not currently in discussions regarding, or receipt of any pending or current proposal with respect to, (1) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction of the Company, (2) any sale of a majority of the capital stock of the Company, or (3) any other similar transaction or series of transactions that would result in the Company ceasing to be registered.

4. Release.

(a) Seller Release. In further consideration of the agreements provided for pursuant to this Agreement, and as a material inducement therefor, effective as of the Closing Date, the Sellers and their respective affiliates, subsidiaries, officers, directors, partners, members, equity holders, employees, predecessors, successors, assigns, heirs, representatives, agents, insurers, and attorneys (collectively, the “Seller Parties”), do hereby release, remise, and forever discharge the Company and its affiliates, subsidiaries, officers, directors, equity holders, employees, predecessors, successors, assigns, heirs, representatives, agents, insurers, and attorneys (collectively, the “Company Parties”) from any and all causes of action, sums of money, damages, attorneys’ fees, costs, losses, liabilities, accountings, claims, costs, awards, judgments, and demands whatsoever (whether known or unknown, disclosed or undisclosed, asserted or unasserted, direct or indirect, absolute or contingent, accrued or unaccrued, and whether due or to become due, in law or equity, contract or tort, or otherwise), arising from the beginning of time up to and including the Closing Date, which the Seller Parties ever had, now have, or hereafter can, shall, or may have against the Company Parties relating to the Shares and the Sellers’ ownership of such Shares, including without limitation, the matters that are the subject of the Arbitration.

(b) Company Release. In further consideration of the agreements provided for pursuant to this Agreement, and as a material inducement therefor, effective as of the Closing Date, the Company Parties do hereby release, remise, and forever discharge the Seller Parties from any and all causes of action, sums of money, damages, attorneys’ fees, costs, losses, liabilities, accountings, claims, costs, awards, judgments, and demands whatsoever (whether known or unknown, disclosed or undisclosed, asserted or unasserted, direct or indirect, absolute or contingent, accrued or unaccrued, and whether due or to become due, in law or equity, contract or tort, or otherwise), arising from the beginning of time up to and including the Closing Date, which the Company Parties ever had, now have, or hereafter can, shall, or may have against the Seller Parties relating to the Shares and the Sellers’ ownership of such Shares, including without limitation, the matters that are the subject of the Arbitration.

(c) Exclusions. It is expressly understood and agreed that the releases in Sections 4(a) and 4(b) above, constitute general releases and shall be interpreted liberally to effectuate the maximum protection to the released parties allowed by law; provided, however, that nothing contained herein shall be deemed to release any of the Company Parties or Seller Parties, as applicable, from claims arising from, in connection with, or related to (a) any breach of the terms and conditions of this Agreement, (b) any claims arising under the Notes, or (c) any causes of action, sums of money, damages, attorneys’ fees, costs, losses, liabilities, accountings, claims, or demands whatsoever (in law or equity, contract or tort, or otherwise), arising after the Closing Date.

(d) No Admission of Wrongdoing. Each Party agrees that no term of this Agreement, or any aspect of its negotiation or performance, including, without limitation, any purchase or sale referenced herein, shall be deemed an admission of liability or wrongdoing by any Party, such liability or wrongdoing being expressly denied.

5. Termination.

(a) Arbitration. On or prior to December 27, 2011, the Parties jointly shall submit a letter to the Honorable Leo E. Strine, Jr. of the Court of Chancery of Delaware terminating the arbitration captioned TCV III, G.P. et al v. Mattersight Corporation, Arbitration No. 002-CS.

(b) Dispute Resolution Agreement. On the Closing Date, the Dispute Resolution Agreement dated April 26, 2011 between the Company and the Sellers shall terminate in accordance with Section 14 of the Dispute Resolution Agreement.

6. Miscellaneous

(a) Fees and Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, each of the parties hereto shall pay the fees and expenses of its own counsel, accountants, and other experts and all other expenses incurred by it in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby and all other matters incident thereto; provided, however, that in any action to enforce or interpret the terms of this Agreement, the prevailing party (or parties) shall be entitled to an award of reasonable attorneys’ fees and costs.

(b) Modification and Waiver. No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

(c) Severability. In case any provision in this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(d) No Implied Rights. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation, or legal entity, other than the parties hereto and their affiliates, any interests, rights, remedies, or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

(e) No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of authorship of any of the provisions of this Agreement.

(f) Additional Documents. The Sellers and the Company agree to take any such actions and execute any additional documentation necessary or desirable to carry out the purposes of this Agreement.

(g) Notices. All notices, requests, demands and other communications regarding this Agreement shall be in writing and delivered in person, sent by facsimile, sent by electronic mail or sent by Registered or Certified U.S. Mail, Postage Prepaid, Return Receipt Requested, and properly addressed as follows:

To the Company:

Mattersight Corporation

200 South Wacker Drive

Suite 820

Chicago, IL 60606

Fax: (775) 252-9987

Attention: Kelly D. Conway

With a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Fax: (312) 558-5700

Attention: Steven J. Gavin, Esq.

To Sellers:

Technology Crossover Ventures

528 Ramona Street

Palo Alto, California 94301

Fax: (650) 614-8222

Attention: Carla S. Newell

With a copy (which shall not constitute notice) to:

Richards, Layton & Finger, P.A.

920 N. King Street

Wilmington, Delaware 19801

Fax: (302) 498-7772

Attention: Gregory V. Varallo

Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if sent by facsimile, on the date of proof of transmission; if sent by electronic mail, on the date of proof of receipt; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(i) Waiver of Jury Trial. THE COMPANY AND THE SELLERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(j) Consent to Jurisdiction, Etc. Each of the Company and the Sellers agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought only to the exclusive jurisdiction of the Courts of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the matter is vested in the federal courts, the federal courts located in the State of Delaware, and each of the Company and the Sellers hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. The Company and the Sellers agree that, after a legal dispute is before a court as specified in this Section 6(i), and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim, or interpleader, shall be subject to the exclusive jurisdiction of such court. Process in any such suit, action, or proceeding may be served on either the Company or the Sellers anywhere in the world, whether within or without the jurisdiction of any such court. Each of the Company and the Sellers hereto agrees that a final judgment in any action, suit, or proceeding described in this Section 6(i) after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

(k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

(l) Entire Agreement. This Agreement represents the entire agreement and understandings between the parties concerning the purchase and sale of the Shares pursuant hereto and supersedes and replaces any and all prior agreements and understandings.

(m) Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the parties hereto. The parties acknowledge that they: (i) have read this Agreement; (ii) have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice; (iii) understand the terms and consequences of this Agreement and of the release it contains; and (iv) are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MATTERSIGHT CORPORATION

By:	/s/ Kelly D. Conway
Name: Kelly D. Conway
Title: President and Chief Executive Officer

TCV III (GP) By: Technology Crossover Management III, LLC, its general partner

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Attorney-in-Fact

TCV III (Q), L.P. By: Technology Crossover Management III, LLC, its general partner

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Attorney-in-Fact

TCV III, L.P. By: Technology Crossover Management III, LLC, its general partner

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Attorney-in-Fact

TCV III Strategic Partners, L.P. By: Technology Crossover Management III, LLC, its general partner

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Attorney-in-Fact

TCV IV, L.P. By: Technology Crossover Management IV, LLC, its general partner

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Attorney-in-Fact

TCV IV Strategic Partners, L.P. By: Technology Crossover Management IV, LLC, its general partner

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton
Title: Attorney-in-Fact

Schedule I

Seller	Number of Shares of Series B Stock held by Seller	Pro Rata Share of Aggregate Per Share Cash Amount[1]	Pro Rata Share of Aggregate Per Share Deferred Amount[2]
TCV III (GP)	2,285	$12,043.24	$7,997.50
TCV III (Q), L.P.	288,422	$1,520,147.38	$1,009,477.00
TCV III, L.P.	10,852	$57,196.19	$37,982.00
TCV III Strategic Partners, L.P.	13,057	$68,817.79	$45,699.50
TCV IV, L.P.	1,501,673	$7,914,667.66	$5,255,855.50
TCV IV Strategic Partners, L.P.	56,516	$297,871.35	$197,806.00

TOTAL	1,872,805	$9,870,743.61	$6,554,817.50

[1]	Represents $5.10 per share plus an amount equal to the accrued but unpaid dividends on the Series B Stock through December 19, 2011.
[2]	Represents $3.50 per share